Exhibit 4.4

EXECUTION VERSION

Dated:  November 3, 2010

(1)                                 SYSWIN INC.

(2)                                 CHINA REBRO LIMITED

REGISTRATION RIGHTS AGREEMENT

CONTENTS

1.	DEFINITIONS	2
2.	DEMAND REGISTRATION	4
3.	PIGGYBACK REGISTRATION	6
4.	PROCEDURES	7
5.	INDEMNIFICATION	9
6.	ADDITIONAL UNDERTAKINGS	11
7.	MISCELLANEOUS	12

i

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) dated November 3, 2010 is made

BETWEEN:

(1)                                  SYSWIN INC. (the “Company”), a company incorporated in the Cayman Islands; and

(2)                                  CHINA REBRO LIMITED (“Rebro”), a company incorporated in the British Virgin Islands.

WHEREAS:

The Company and Rebro desire to enter into this Agreement in order to reflect the registration rights to be provided to Rebro;

IT IS HEREBY AGREED:

1.                                      DEFINITIONS

1.1                                 In this Agreement and the recitals hereto, unless the contract otherwise requires:-

“Agreement” has the meaning assigned to it in the Preamble;

“Applicable Securities Law” means (i) with respect to any offering of securities in the United States, or any other act or omission within that jurisdiction, the securities law of the United States, including the Exchange Act and the Securities Act, and any applicable law of any state of the United States, and (ii) with respect to any offering of securities in any jurisdiction other than the United States, or any related act or omission in that jurisdiction, the applicable laws of that jurisdiction;

“Board” means the board of directors of the Company;

“Business Day” means any day (other than a Saturday, a Sunday or a public holiday) on which banks are open for general banking business in China and the United States;

“Commission” means (i) with respect to any offering of securities in the United States, the Securities and Exchange Commission of the United States or any other federal agency at the time administering the Securities Act, and (ii) with respect to any offering of securities in a jurisdiction other than the United States, the regulatory body of the jurisdiction with authority to supervise and regulate the sale of securities in that jurisdiction;

“Company” has the meaning assigned to it in the Preamble;

“Equity Securities” means any Ordinary Shares and Ordinary Share Equivalents;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“Form F-3” means Form F-3 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect;

“Form S-3” means Form S-3 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect;

“Holders” means Rebro and any of its permitted transferees and assigns;

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC;

“Initiating Holders” means, with respect to a request duly made under Clause 2.1 or Clause 2.2 to Register any Registrable Securities, the Holders initiating such request;

“IPO” means the initial public offering of ADSs, each representing the Ordinary Shares ;

“Ordinary Shares” means the ordinary share of the Company, par value US$0.0000008 each;

“Ordinary Share Equivalents” means warrants, options and rights exercisable for Ordinary Shares or instruments convertible or exchangeable for Ordinary Shares;

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity;

“PRC” or “China” means the People’s Republic of China, but, solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan;

“Rebro” has the meaning assigned to it in the Preamble;

“Registration” means a registration effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of that Registration Statement; and the terms “Register” and “Registered” have meanings concomitant with the foregoing;

“Registrable Securities” means (1) any Ordinary Shares of the Company held by Rebro immediately upon the closing of the IPO; and (2) any Ordinary Shares issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, any Ordinary Shares described in (1) above, but excluding in all cases, however, any Ordinary Shares sold by a Person in a transaction other than an assignment pursuant to Clause 6.4;

“Registration Statement” means a registration statement prepared on Forms S-1, S-2, S-3, F-1, F-2 or F-3 under the Securities Act, or on any comparable form in connection with registration in a jurisdiction other than the United States;

“SEC” means the Securities and Exchange Commission of the United States;

“Securities Act” means the United States Securities Act of 1933, as amended;

“Selling Expenses” means, with respect to the issue or sale of any securities, any expenses payable directly or indirectly by the Company and any underwriting, brokerage or similar commissions, compensation, discounts or concessions paid or allowed by the Company in connection with such issue or sale;

“United States” means the United States of America;

“US$” shall mean U.S. Dollars, the lawful currency of the United States.

1.2                                 In this Agreement, unless the context otherwise requires:

(a)                                  Headings, titles and the table of contents are inserted for reference only and do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(b)                                 the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Clause or other subdivision;

(c)                                  the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive; and the term “day” means calendar day;

(d)                                 all accounting terms used and not otherwise defined herein have the meanings assigned under United States generally accepted accounting principles, as in effect from time to time, applied on a consistent basis;

(e)                                  references to statutory provisions shall be construed as references to those provisions as replaced, amended, modified or re-enacted from time to time;

(f)                                    references to a Person shall include references to that Person’s successors and permitted assigns and any persons deriving title under such Person;

(g)                                 references to this Agreement or any issue document shall be construed as references to such document as the same may be amended or supplemented from time to time; and

(h)                                 any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

2.                                      DEMAND REGISTRATION

2.1                                 Registration Other Than on Form F-3.  Subject to any lock-up period applicable to the Company or Rebro, at any time after the closing of the IPO, a Holder may request the Company in writing to prepare and file with the Commission a Registration Statement covering the distribution by way of underwritten public offering of Registrable Securities then owned by such Holder, for which the reasonably anticipated aggregate price to the public, net of Selling Expenses, would be at least US$10 million.  Upon receipt of such a request, the Company shall (a) promptly give written notice of the proposed Registration to all other Holders (if any) and (b) use its reasonable best efforts to cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company’s delivery of written notice, to be Registered and/or qualified for sale and distribution in such jurisdictions as the Initiating Holder(s) may reasonably request within three (3) months upon the initial filing of such Registration with the Commission.  The Company shall be obligated to effect no more than two (2) Registrations pursuant to this Clause 2.1.

2.2                                 Registration on Form F-3.  Subject to any lock-up period applicable to the Company or Rebro, at any time, and from time to time, after the closing date of  an IPO, a Holder may request the Company in writing to file a Registration Statement on Form F-3 (or any successor form to Form F-3, or any comparable form for Registration in a jurisdiction other than the United States) for a public offering of Registrable Securities for which the reasonably anticipated aggregate price to the public, net of Selling Expenses, would be at least US$5 million, insofar as the Company is entitled to use Form F-3 or a comparable form to Register the requested Registrable Securities.  Upon receipt of such a request, the Company shall (i) promptly give written notice of the proposed Registration to all other Holders (if any) and (ii) use its reasonable best efforts to cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company’s delivery of written notice, to be Registered and qualified for sale and distribution in such jurisdictions as the Initiating Holder(s) may reasonably request within three (3) months upon the initial filing of such Registration with the Commission.  Registrations on Form F-3 shall not been deemed to be demand registrations as described in Clause 2.1 above.  The Company shall be obligated to effect no more than two (2) Registrations on Form F-3 pursuant to this Clause 2.2.

2.3                                 Right of Deferral.

(a)                                  The Company shall not be obligated to Register or qualify Registrable Securities pursuant to this Clause 2, if:

(i)                                     during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on one hundred eighty (180) days following the effective date of, a Company-initiated Registration with the Commission (other than a Registration of securities in a transaction under Rule 145 of the Securities Act or an offering solely to employees), provided that the Company is actively employing in good faith all reasonable efforts to cause that Registration Statement to become effective as soon as practicable;

(ii)                                  the receipt of any request of any Holder to Register any Registrable Securities pursuant to Clause 2 is within six (6) months immediately following the effective date of any Registration Statement pertaining to the securities of the Company (other than a Registration of securities in a transaction under Rule 145 of the Securities Act or with respect to an employee benefit plan); or

(iii)                               in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such Registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act.

(b)                                 If, after receiving a request from Holders pursuant to Clause 2.1 or Clause 2.2 hereof, the Company furnishes to the Holders a certificate signed by the Chief Executive Officer of the Company stating that, in the good faith judgment of the Board, it would be seriously and materially detrimental to the Company or its shareholders for a Registration Statement to be filed in the near future, then the Company shall have the right to defer such filing for a period during which such filing would be seriously detrimental, provided that such deferral by the Company shall not exceed ninety (90) days from the receipt of any request duly submitted by Holders under Clause 2.1 or Clause 2.2 to Register Registrable Securities; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period.  A demand right under this Clause 2 shall not be deemed to have been exercised until such deferred Registration shall have been effected.

2.4                                 Underwritten Offerings.  With respect to any demand registration which shall relate to an underwritten public offering pursuant to Clause 2.1 above or any demand registration which relates to an underwritten public offering  pursuant to Clause 2.2 above, the underwriter or underwriters shall be selected by the Company, subject to consultation with and the approval of the Initiating Holders representing a majority in voting power on a fully-diluted basis, which approval shall not be unreasonably withheld or delayed.  Notwithstanding any other provision of this Agreement, if the managing underwriter advises the Company that marketing factors require a limitation of the number of Equity Securities to be underwritten, the underwriters may exclude such number of Registrable Securities from the underwriting as required after excluding any other Equity Securities (including, without limitation, any Equity Securities which the Company may seek to include in the underwriting for its own account and all Equity Securities that are not Registrable Securities and held by persons other than Holders) from the underwriting.  If a limitation of the number of Registrable Securities is required pursuant to this Clause 2.4, the number of Registrable Securities that may be included in the underwriting by selling Holders shall be allocated among such Holders, in proportion, as nearly as practicable, to the respective amounts of Registrable Securities which the Holders would otherwise be entitled to include in the Registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the Registration.

3.                                      PIGGYBACK REGISTRATION

3.1                                 Registration of the Company’s Securities.  Subject to Clause 3.3, if the Company proposes to Register any Equity Securities for its own account or for the account of any Person that is not a Holder, then in connection with the public offering of such securities, the Company shall promptly give each Holder written notice of such Registration and, upon the written request of Rebro given within five (5) days after delivery of such notice, the Company shall use its best efforts to include in such Registration any Registrable Securities thereby requested by such Holder.  If a Holder decides not to include all or any of its Registrable Securities in such Registration by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent Registration Statement or Registration Statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

3.2                                 Right to Terminate Registration.  The Company shall have the right to terminate or withdraw any Registration initiated by it under Clause 3.1 prior to the effectiveness of such Registration, whether or not any Holder has elected to participate therein.  The expenses of such withdrawn Registration shall be borne by the Company in accordance with Clause 4.3.

3.3                                 Underwriting Requirements.

(a)                                  In connection with any offering involving an underwriting of the Company’s Equity Securities, the Company shall not be required to Register the Registrable Securities of a Holder under this Clause 3 unless such Holder’s Registrable Securities are included in the underwriting and such Holder enters into an underwriting agreement in customary form with the underwriters selected by the Company and setting forth such terms for the underwriting as have been agreed upon between the Company and the underwriters.  In the event the underwriters advise Holders seeking Registration of Registrable Securities pursuant to this Clause 3 in writing that market factors require a limitation of the number of Equity Securities to be underwritten, the underwriters may exclude some or all Registrable Securities from the Registration and underwriting after excluding any other Equity Securities (including, without limitation, all Equity Securities that are not Registrable Securities and held by persons other than Holders) from the underwriting, and the number of Equity Securities and Registrable Securities that may be included in the Registration and the underwriting shall be allocated (i) first, to the Company,  (ii) second, among the Holders requesting inclusion of their Registrable Securities in such Registration Statement in proportion, as nearly as practicable, to the respective amounts of Registrable Securities which the Holders would otherwise be entitled to include in the Registration and (iii) third, to any other shareholder other than a Holder on a pro rata basis.

(b)                                 If any Holder disapproves of the terms of any underwriting, the Holder may elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least ten (10) Business Days prior to the effective date of the Registration Statement.  Any Registrable Securities excluded or withdrawn from the underwriting shall be withdrawn from the Registration.

3.4                                 Exempt Transactions.  The Company shall have no obligation to Register any Registrable Securities under this Clause 3 in connection with a Registration by the Company (i) relating solely to the sale of securities to participants in a Company equity incentive plan, (ii) relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act (or comparable provision under the laws of another jurisdiction, as applicable), or (iii) on any form that does not include substantially the same information as would be required to be included in a Registration Statement covering the sale of the Registrable Securities.

4.                                      PROCEDURES

4.1                                 Registration Procedures and Obligations.  Whenever required under this Agreement to effect the Registration of any Registrable Securities held by the Holders, the Company shall, as expeditiously as possible:

(a)                                  Prepare and file with the Commission a Registration Statement with respect to those Registrable Securities and use its best efforts to cause that Registration Statement to become effective, and, to remain effective for a period of time required for the disposition of such Registrable Securities by the Holders thereof but not to exceed ninety (90) days, provided, however, that such ninety (90)-day period shall be extended for a period of time equal to the period any Holder is refrained from selling any securities included in such Registration at the request of the underwriter(s);

(b)                                 Prepare and file with the Commission amendments and supplements to that Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of Applicable Securities Law with respect to the disposition of all securities covered by the Registration Statement;

(c)                                  Furnish to the Holders the number of copies of a prospectus, including a preliminary prospectus, required by Applicable Securities Law, and any other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d)                                 Use its reasonable best efforts to Register and qualify the securities covered by the Registration Statement under the securities laws of any jurisdiction, as reasonably requested by the Holders, provided that the Company shall not be required to qualify to do business in any such jurisdictions, except as may be required under the Securities Act;

(e)                                  In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriters of the offering.  Each shareholder participating in the underwriting shall also enter into and perform its obligations under such an agreement;

(f)                                    Notify each Holder of Registrable Securities covered by the Registration Statement at any time when a prospectus relating thereto is required to be delivered under Applicable Securities Law or of the happening of any event as a result of which any prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g)                                 Provide a transfer agent and registrar for all Registrable Securities Registered pursuant to the Registration Statement and, where applicable, a number assigned by the Committee on Uniform Securities Identification Procedures for all those Registrable Securities, in each case not later than the effective date of the Registration;

(h)                                 Use reasonable best efforts to furnish, at the request of any Holder requesting Registration of Registrable Securities pursuant to this Agreement, on the date that such Registrable Securities are delivered for sale in connection with a Registration pursuant to this Agreement, (i) an opinion, dated the date of the sale, of the counsel representing the Company for the purposes of the Registration, in form and substance as is customarily given to underwriters in an underwritten public offering; and (ii) a comfort letter dated the date of the sale, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters;

(i)                                     Take all reasonable action necessary to list the Registrable Securities on the primary exchange upon which the Company’s securities are traded or, in connection with an IPO, the primary exchange upon which the Company’s securities will be traded; and

(j)                                     Make its officers and management team available for investor road shows and other meetings as deemed necessary by the Holders or the underwriters.

4.2                                 Information from Holder.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the Registration of such Holder’s Registrable Securities.

4.3                                 Expenses of Registration.  All expenses, other than the underwriting discounts and selling commissions (which shall be borne by the Holders requesting Registration on a pro rata basis in proportion to their respective numbers of Registrable Securities sold in such Registration) applicable to the sale of Registrable Securities pursuant to this Agreement, incurred in connection with Registrations, filings or qualifications pursuant to this Agreement, including (without limitation) all Registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, shall be borne by the Company.  The Company shall not, however, be required to pay for any expenses of any Registration proceeding begun pursuant to this Agreement if the Registration request is subsequently withdrawn at the request of a majority-in-interest of the Holders requesting such Registration (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be thereby Registered in the withdrawn Registration).

4.4                                 Delay of Registration.  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any Registration as the result of any controversy that may arise with respect to the interpretation or implementation of this Agreement.

5.                                      INDEMNIFICATION

5.1                                 Company Indemnity.

(a)                                  To the extent permitted by law, the Company will indemnify and hold harmless each Holder, such Holder’s officers, directors, shareholders, members, partners, legal counsel and accountants, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls (as defined in the Securities Act) such Holder or underwriter against any losses, claims, damages or liabilities (joint or several) to which they may become subject under laws which are applicable to the Company and relate to action or inaction required of the Company in connection with any Registration, qualification, or compliance, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”):  (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws.  The Company will reimburse each such Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.

(b)                              The indemnity agreement contained in this Clause 5.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such Registration by any such Holder, underwriter or controlling person.

(c)                                  The foregoing indemnity shall not inure to the benefit of any Holder or underwriter, or any Person controlling (within the meaning of the Securities Act) such Holder or underwriter, from whom the Person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if liability arises out of or is based upon offers or sales by the Holder or underwriter “by means of” (as defined in Securities Act Rule 159A) a “free writing prospectus” (as defined in Securities Act Rule 405) that was not authorized in writing by the Company.

5.2                                 Holder Indemnity.

(a)                                  To the extent permitted by law, each selling Holder will, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, legal counsel and accountants, any underwriter, any other Holder selling securities in connection with such Registration and each Person, if any, who controls (within the meaning of the Securities Act) the Company, such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, if such Violation arises out of or is based upon offers or sales by the Holder “by means of” (as defined in Securities Act Rule 159A) a “free writing prospectus” (as defined in Securities Act Rule 405) prepared by or provided by the Holder that was not authorized in writing by the Company; and each such Holder will reimburse any person intended to be indemnified pursuant to this Clause 5.2, for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action.

(b)                                 The indemnity contained in this Clause 5.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and in no event shall any indemnity under this Clause 5.2 exceed the net proceeds from the offering received by such Holder.

5.3                                 Notice of Indemnification Claim.  Promptly after receipt by an indemnified party under Clause 5.1 or Clause 5.2 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under Clause 5.1 or Clause 5.2, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the indemnifying parties.  An indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonably incurred fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Clause 5, but the omission to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Clause 5.

5.4                                 Contribution.  If any indemnification provided for in Clause 5.1 or Clause 5.2 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

5.5                                 Underwriting Agreement.  To the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

5.6                                 Survival.  The obligations of the Company and Holders under this Clause 5 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Agreement, and otherwise.

6.                                      ADDITIONAL UNDERTAKINGS

6.1                                 Reports under the Exchange Act.  The Company covenants that it will use reasonable best efforts to (a) file the reports required to be filed by it under the Securities Act and the Exchange Act or any comparable provision of any Applicable Securities Law (of, if the Company is not required to file such reports, it will, upon the request of any Holder, make publicly available such information), and it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without Registration or pursuant to Form F-3 or Form S-3 (or any form comparable thereto under Applicable Securities Laws of any jurisdiction where the Company’s securities are listed) and (b) file with or furnish to the Commission in a timely manner all reports and other documents required of the Company under all Applicable Securities Laws.

6.2                                 Termination of Registration Rights. Notwithstanding anything to the contrary in this Agreement, the registration rights set forth in Clause 2 and Clause 3 of this Agreement shall terminate if, in the reasonable opinion of counsel to the Company, all Registrable Securities that the Initiating Holder is seeking to sell may then be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or comparable provision under the laws of another jurisdiction, as applicable).

6.3                                 Assignment of Registration Rights.  The right to cause the Company to Register Registrable Securities pursuant to this Agreement may be assigned by any Holder to a transferee or assignee of such securities, provided that: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement.

7.                                      MISCELLANEOUS

7.1                                 Amendments and Waivers.

(a)                                  This Agreement may be amended, modified or supplemented only by a written instrument duly executed by all the parties hereto.

(b)                                 Any party may (i) extend the time for the performance of any of the obligations or other acts of another party, (ii) waive compliance with any of the agreements of the another party or conditions to such party’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the extending or waiving party.  No waiver of any agreement or obligation granted pursuant to this Clause 7.1(b) or otherwise in accordance with this Agreement shall be construed as a waiver of any prior or subsequent breach of such agreement or obligation or any other agreement or obligation.  The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

7.2                                 Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iii) one (1) day after deposit with a internationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the parties at their respective addresses as set forth below or at such other address as a party may designate by ten (10) days advance written notice to the other party:

To the Company	9/F Syswin Building No. 316 Nan Hu Zhong Yuan, Chaoyang District Beijing 100102 The People’s Republic of China (8610) 8497-8088 Attention: Mr. Liangsheng Chen
To Rebro	1503 International Commerce Center 1 Austin Road West, Kowloon Hong Kong (852) 3518 8000 Attention: Ms. Xiaoling Hu, Mr. Lei Li

7.3                                 Successors and Assigns; Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as expressly provided in Clause 5 hereof, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Subject to Clause 6.3 hereof, neither this Agreement nor any of the rights or obligations of any party hereto may be assigned and any purported assignment shall be void.

7.4                                 Headings.  The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

7.5                                 Governing Law. Dispute Resolution.

(a)                                  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b)                                 Any claim, action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be heard and determined in any New York state or federal court sitting in The City of New York, County of Manhattan, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom in any such claim, action, suit or proceeding) and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such claim, action, suit or proceeding in any such court or that any such claim, action, suit or proceeding that is brought in any such court has been brought in an inconvenient forum.

(c)                                  Subject to applicable law, process in any such claim, action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing and subject to applicable law, each party agrees that service of process on such party shall be deemed effective service of process on such party.  Nothing herein shall affect the right of any party to serve legal process in any other manner permitted by law or at equity.  WITH RESPECT TO ANY SUCH CLAIM, ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT, EACH OF THE PARTIES IRREVOCABLY WAIVES AND RELEASES TO THE OTHER ITS RIGHT TO A TRIAL BY JURY, AND AGREES THAT IT WILL NOT SEEK A TRIAL BY JURY IN ANY SUCH PROCEEDING.

7.6                                 Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.  Each of the parties hereto (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other party hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Clause 7.6.

7.7                                 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

7.8                                 Entire Agreement.  This Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

7.9                                 Construction.  Each party hereto acknowledges and agrees it has had the opportunity to draft, review and edit the language of this Agreement and that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any dispute relating to, in connection with or involving this Agreement.  Accordingly, the parties hereto hereby waive the benefit of any rule of law or any legal decision that would require, in cases of uncertainty, that the language of a contract should be interpreted most strongly against the party who drafted such language.

7.10                           Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

SIGNED by	)

/s/ Liangsheng Chen	)
Name: Liangsheng Chen	)
Title: Director and Chief Executive Officer	)
for and on behalf of	)
SYSWIN INC.	)

SIGNED by	)

/s/ Xiaoling Hu	)
Name: Xiaoling Hu	)
for and on behalf of	)
CHINA REBRO LIMITED	)

[Signature pages to Registration Rights Agreement]